SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                            Northwestern Corporation
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                    668074305
                                 (CUSIP Number)

                                November 1, 2004
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 24 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 668074305                    13G/A              Page 2 of 24 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Drawbridge Global Macro Fund LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                52,394
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                52,394
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                52,394
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.1%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 668074305                    13G/A              Page 3 of 24 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Drawbridge Global Macro GP LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                52,394
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING     ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                52,394
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                52,394
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.1%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 668074305                    13G/A              Page 4 of 24 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                         Drawbridge Global Macro Advisors LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                540,142
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                540,142
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                540,142
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                1.5%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 668074305                    13G/A              Page 5 of 24 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Drawbridge Global Macro Fund Ltd.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                487,748
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING     ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                487,748
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                487,748
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                1.3%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 668074305                    13G/A              Page 6 of 24 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                      Drawbridge Global Macro Master Fund Ltd.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                540,142
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                540,142
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                540,142
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                1.5%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 668074305                    13G/A              Page 7 of 24 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                          Drawbridge Global Opportunities LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                540,142
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                540,142
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                540,142
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                1.5%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 668074305                    13G/A              Page 8 of 24 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                     Drawbridge Special Opportunities Fund LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                798,035
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                798,035
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                798,035
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                2.2%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 668074305                    13G/A               Page 9 of 24 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                Drawbridge DSO Securities LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                798,035
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                798,035
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                798,035
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                2.2%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 668074305                    13G/A             Page 10 of 24 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                Drawbridge OSO Securities LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                564,103
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                564,103
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                564,103
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                1.5%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 668074305                    13G/A             Page 11 of 24 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                   Drawbridge Special Opportunities Fund Ltd.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                564,103
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                564,103
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                564,103
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                1.5%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 668074305                    13G/A             Page 12 of 24 Pages
----------------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                                      Drawbridge Special Opportunities GP LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                798,035
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                798,035
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                798,035
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                2.2%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 668074305                    13G/A             Page 13 of 24 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                Drawbridge Special Opportunities Advisors LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                1,362,138
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                1,362,138
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                1,362,138
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                3.8%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 668074305                    13G/A             Page 14 of 24 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Fortress Investment Group LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                1,902,280
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                1,902,280
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                1,902,280
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                5.3%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 668074305                    13G/A             Page 15 of 24 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS:
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Fortress Investment Holdings LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                1,902,280
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                1,902,280
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                1,902,280
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                5.3%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 668074305                    13G/A             Page 16 of 24 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS:
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                 Fortress Principal Investment Holdings II LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                850,429
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                850,429
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                850,429
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                2.3%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 668074305                    13G/A           Page 17 of 24 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Northwestern Corporation (the "Issuer").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Issuer's principal executive offices are located at 125 South Dakota Avenue, Sioux Falls, South Dakota 57104.

Item 2(a)     Name of Person Filing.

     This statement is filed by:

          (i) Drawbridge Global Macro Fund LP, a Delaware limited partnership ("Drawbridge Global LP"), is one of two members of Drawbridge Global Macro Master Fund Ltd, a company organized under the laws of the Cayman Islands ("Drawbridge Master");

         (ii) Drawbridge Global Macro GP LLC, a Delaware limited liability company ("Drawbridge Global GP") is the general partner of Drawbridge Global LP;

        (iii) Drawbridge Global Macro Master Fund Ltd. is a Cayman Islands exempted company, which is owned by Drawbridge Global LP and Drawbridge Global Ltd.

         (iv) Drawbridge Global Macro Advisors LLC, a Delaware limited liability company ("Drawbridge Global Macro Advisors"), acts as investment advisor to Drawbridge Global LP and Drawbridge Global Ltd;

          (v) Drawbridge Global Macro Fund Ltd., a company organized under the laws of the Cayman Islands ("Drawbridge Global Ltd"), is the other member of Drawbridge Master;

         (vi) Drawbridge Global Opportunities LLC is a Delaware limited liability company ("Drawbridge Global Opportunities LLC"), which is wholly owned by Drawbridge Master and directly owns a portion of the shares described herein;

        (vii) Drawbridge Special Opportunities Fund LP, a Delaware limited partnership ("Drawbridge Special Opportunities LP"), is the sole member of Drawbridge DSO Securities LLC;

       (viii) Drawbridge DSO Securities LLC, a Delaware limited liability company ("Drawbridge DSO Securities LLC") is wholly owned by Drawbridge Special Opportunities LP and directly owns a portion of the shares described herein;

         (ix) Drawbridge Special Opportunities Fund Ltd. is a Cayman Islands exempted company and is the sole member of Drawbridge OSO Securities LLC;

          (x) Drawbridge OSO Securities LLC, a Delaware limited liability company ("Drawbridge OSO Securities LLC"), is wholly owned by Drawbridge Special Opportunities Ltd. and directly owns a portion of the shares described herein.

         (xi) Drawbridge Special Opportunities GP LLC, a Delaware limited liability company ("Drawbridge Special Opportunities GP") is the general partner of Drawbridge Special Opportunities LP.

CUSIP No. 668074305                    13G/A               Page 18 of 24 Pages


        (xii) Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company ("Drawbridge Special Opportunities Advisors"), acts as advisor to both Drawbridge Special Opportunities LP and Drawbridge Special Opportunities Ltd.;

       (xiii) Fortress Investment Group LLC, a Delaware limited liability company ("FIG"), is the sole managing member of Drawbridge Global Macro Advisors and Drawbridge Special Opportunities Advisors;

        (xiv) Fortress Investment Holdings LLC, a Delaware limited liability company, is the sole owner of FIG; and

         (xv) Fortress Principal Investment Holdings II LLC, a Delaware limited liability company, is the sole managing member of each of Drawbridge Global Macro GP LLC and Drawbridge Special Opportunities GP LLC.

              The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b)   Address of Principal Business Office or, if None, Residence:

             The address of the business office of each of the Reporting Persons is 1251 Avenue of the Americas, Suite 1600 New York, New York 10020, Attention: Michael Cohn.

Item 2(c)   Citizenship

       Each of Drawbridge Global GP, Drawbridge DSO Securities LLC, Drawbridge Global Macro Advisors LLC, Drawbridge Global Opportunities LLC, Drawbridge Special Opportunities GP, Drawbridge OSO Securities LLC, Drawbridge Special Opportunities Advisors, Fortress Investment Holdings LLC, Fortress Principal Investment Holdings II LLC, and FIG is a limited liability company organized under the laws of the State of Delaware. Each of Drawbridge Global LP and Drawbridge Special Opportunities LP is a limited partnership organized under the laws of the State of Delaware. Each of Drawbridge Global Macro Master Fund Ltd., Drawbridge Global Macro Ltd. and Drawbridge Special Opportunities Ltd. is a company organized under the laws of the Cayman Islands.

Item 2(d)   Title of Class of Securities:

       Common Stock, $0.01 par value, referred to herein, in whole or in part, as the "shares."

Item 2(e) CUSIP Number:

             668074305

Item 3.     If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

CUSIP No. 668074305                    13G/A             Page 19 of 24 Pages


          (e) [ ] Investment Adviser in accordance with Rule
                  13d-1 (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

   If this statement is filed pursuant to Rule 13d-1(c), check this box:  [x]

Item 4.     Ownership.

       The percentages used in this Item 4 are calculated based upon 35,500,000 shares of Common Stock issued and outstanding as of November 8, 2004 as reported in the Company's Form 10-Q for the quarterly period ending September 30, 2004, and 25,255 unexercised warrants beneficially owned by reporting persons, totaling 35,525,255 shares outstanding.

      A. Drawbridge Global Macro Fund LP
           (a)   Amount beneficially owned:  52,394
           (b)   Percent of class: 0.1%
           (c)  (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 52,394
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 52,394

      B. Drawbridge Global Macro GP LLC
           (a)   Amount beneficially owned: 52,394
           (b)   Percent of class: 0.1%
           (c)  (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 52,394
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 52,394

      C. Drawbridge Global Macro Advisors LLC
           (a)   Amount beneficially owned: 540,142
           (b)   Percent of class: 1.5%
           (c)  (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 540,142
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 540,142

      D. Drawbridge Global Macro Ltd.
           (a)   Amount beneficially owned: 487,748
           (b)   Percent of class: 1.3%
           (c)  (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 487,748
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 487,748

      E. Drawbridge Global Macro Master Fund Ltd.
           (a)   Amount beneficially owned: 540,142
           (b)   Percent of class: 1.5%
           (c)  (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 540,142
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 540,142

CUSIP No. 668074305                    13G/A               Page 20 of 24 Pages

      F. Drawbridge Global Opportunities LLC
           (a)   Amount beneficially owned: 540,142
           (b)   Percent of class: 1.5%
           (c)  (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote:  540,142
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 540,142

      G. Drawbridge Special Opportunities Fund LP
           (a) Amount beneficially owned: 798,035
           (b) Percent of class: 2.2%
           (c)(i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 798,035
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 798,035

      H. Drawbridge DSO Securities LLC
           (a) Amount beneficially owned: 798,035
           (b) Percent of class: 2.2%
           (c)(i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 798,035
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 798,035

      I. Drawbridge OSO Securities LLC
           (a) Amount beneficially owned: 564,103
           (b) Percent of class: 1.5%
           (c)(i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 564,103
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 564,103

      J. Drawbridge Special Opportunities Ltd.
           (a) Amount beneficially owned: 564,103
           (b) Percent of class: 1.5%
           (c)(i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 564,103
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 564,103

      K. Drawbridge Special Opportunities GP LLC
           (a) Amount beneficially owned: 798,035
           (b) Percent of class: 1.5%
           (c)(i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 798,035
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 798,035

      L. Drawbridge Special Opportunities Advisors LLC
           (a)   Amount beneficially owned: 1,362,138
           (b)   Percent of class: 3.8%
           (c)  (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 1,362,138
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 1,362,138

      M. Fortress Investment Group LLC
           (a) Amount beneficially owned: 1,902,280
           (b) Percent of class: 5.3%
           (c)(i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 1,902,280
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 1,902,280

CUSIP No. 668074305                   13G/A                Page 21 of 24 Pages


      N.  Fortress Investment Holdings LLC
           (a)   Amount beneficially owned: 1,902,280
           (b)   Percent of class: 5.3%
           (c)  (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 1,902,280
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 1,902,280

      O. Fortress Principal Investment Holdings II LLC
           (a) Amount beneficially owned: 850,429
           (b) Percent of class: 2.3%
           (c)(i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 850,429
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 850,429

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

       Fortress Investment Group LLC, the sole managing member of Drawbridge Global Macro Advisors LLC and Drawbridge Special Opportunities Advisors LLC, is wholly owned by Fortress Investment Holdings LLC. As such, each may be deemed the beneficial owner of the shares. Drawbridge Global Macro Advisors is the investment manager of Drawbridge Global Macro Fund LP, Drawbridge Global Macro Master Fund Ltd. and Drawbridge Global Macro Fund Ltd. pursuant to investment advisory agreements. Drawbridge Global Macro GP LLC is the general partner of Drawbridge Global Macro Fund LP and as such may be deemed the beneficial owner of such shares. Drawbridge Global Opportunities LLC is wholly owned by Drawbridge Global Macro Master Fund Ltd. and holds the shares. As such, it may be deemed the beneficial owner of such shares. Drawbridge Special Opportunities Advisors is the investment manager of Drawbridge Special Opportunities LP and Drawbridge Special Opportunities Ltd. pursuant to investment advisory agreements. Drawbridge Special Opportunities GP LLC is the general partner of Drawbridge Special Opportunities LP. As such, it may be deemed the beneficial owner of such shares. Drawbridge DSO Securities LLC is wholly owned by Drawbridge Special Opportunities LP, and holds the shares. Drawbridge OSO Securities LLC is wholly owned by Drawbridge Special Opportunities Ltd. and holds the shares. Fortress Principal Investment Holdings II LLC is the sole managing member of Drawbridge Global Macro GP LLC and Drawbridge Special Opportunities GP LLC and as such may be deemed the beneficial owner of shares beneficially owned by each of them.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 668074305                   13G/A                Page 22 of 24 Pages


Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 668074305                   13G/A                Page 23 of 24 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  December 9, 2004


                               DRAWBRIDGE GLOBAL MACRO FUND LP

                               By: DRAWBRIDGE GLOBAL MACRO GP LLC
                                    its general partner

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer


                               DRAWBRIDGE GLOBAL MACRO GP LLC

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer


                               DRAWBRIDGE GLOBAL MACRO ADVISORS LLC

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer


                               DRAWBRIDGE GLOBAL MACRO FUND LTD

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer


                               DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

                               By: DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC
                                    its general partner

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

CUSIP No. 668074305                   13G/A                Page 24 of 24 Pages

                               DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer


                               DRAWBRIDGE GLOBAL MACRO MASTER FUND LTD.

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer


                               DRAWBRIDGE GLOBAL OPPORTUNITIES LLC

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer


                               DRAWBRIDGE SPECIAL OPPORTUNITIES LTD.

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer


                               DRAWBRIDGE OSO SECURITIES LLC

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer


                               DRAWBRIDGE DSO SECURITIES LLC

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer


                               FORTRESS INVESTMENT GROUP LLC

                               By:  /s/ Michael Novogratz
                                    ---------------------------------
                                    Name:  Michael Novogratz
                                    Title: Authorized Person


                               FORTRESS INVESTMENT HOLDINGS LLC

                               By:  /s/ Michael Novogratz
                                    ---------------------------------
                                    Name:  Michael Novogratz
                                    Title: Authorized Person


                               FORTRESS PRINCIPAL INVESTMENT HOLDINGS II LLC

                               By:  /s/ Michael Novogratz
                                    ---------------------------------
                                    Name:  Michael Novogratz
                                    Title: Authorized Person